Exhibit 5.1

April 4, 2022

Purple Biotech Ltd.

4 Oppenheimer Street

Science Park

Rehovot 7670104, Israel

Ladies and Gentlemen:

We have acted as Israeli counsel for Purple Biotech Ltd., a public company organized under the laws of the State of Israel (the “Company), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 relating to the registration of 20,000,000 of its Ordinary Shares, no par value per share (the “Additional Award Shares”), that may be issued pursuant to options, restricted shares, restricted stock units or other share-based awards that have been, or may hereafter be, granted pursuant to the Purple Biotech Ltd. 2016 Equity-Based Incentive Plan, as updated from time to time (the “Plan”).

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as to the validity of the Additional Award Shares, as expressly set forth below.

In connection with this opinion, we have examined the originals, or photocopies or copies, certified or otherwise identified to our satisfaction, of the Registration Statement filed by the Company with the Commission and as to which this opinion is filed as an exhibit, the Company’s Amended and Restated Articles of Association, the Plan (as updated), resolutions of the Board of Directors and any Board of Director Committees which have heretofore been approved and relate to the Plan, the Registration Statement, and the securities being registered thereby, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons. In addition, as to any facts material to such opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. In addition, we have assumed that in connection with the issuance of Ordinary Shares under the Plan, the Company will receive consideration in an amount not less than the aggregate par value of the Plan Ordinary Shares covered by each such issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 20,000,000 Additional Award Shares registered pursuant to the Registration Statement, when issued by the Company and paid for in accordance with the Plan and the grants thereunder, pursuant to agreements with respect to the Plan, and, as the case may be, pursuant to the terms of awards that may be granted under the Plan, and against payment therefor of any exercise price as determined pursuant to the terms of the Plan, will be legally and validly issued, fully paid and non-assessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

a.	We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

b.	The opinions set forth herein are made as of the date hereof, are based solely on our understanding of facts in existence as of such date after the examination described in this opinion, and are subject to, and may be limited by, future changes in the factual matters set forth herein. We undertake no duty and disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the date hereof that may alter, affect or modify the opinions expressed herein.

c.	The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any jurisdiction, court or administrative agency other than of the State of Israel. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

d.	This opinion is being rendered solely for use in connection with the registration of the Additional Award Shares, and is not to be relied upon for any other purpose without our prior written consent.

e.	You have informed us that you intend to issue awards under the Plan and the Additional Award Shares from time to time and in accordance with the terms and conditions of the Plan. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof. We understand that prior to issuing any additional awards under the Plan and any Additional Award Shares you will afford us an opportunity to review the operative documents pursuant to which such securities are to be issued and will file such supplement or amendment to this opinion (if any) as we may reasonably consider necessary or appropriate by reason of the terms of such securities.

f.	This opinion shall be governed by the laws of the State of Israel, and exclusive jurisdiction with respect thereto under all and any circumstances, and under all and any proceedings shall be vested only and exclusively with the courts of Tel Aviv in the State of Israel. This opinion is rendered to you subject to, based and in reliance on your agreement to comply with the exclusive choice of law and jurisdiction contained herein and to refrain under all and any circumstances from initiating any proceedings or taking any legal action relating to this opinion outside the State of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the disclosure of our name and interests in the Plan under the caption “Interests of Named Experts and Counsel” in the Registration Statement. We also consent to your filing copies of this opinion as an exhibit with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Additional Award Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the Rules and Regulations of the Commission thereunder, or Item 509 of Regulation S-K under the Securities Act.

Sincerely,

/s/ ABZ Law Office